                               STATE OF NEW YORK
                           PUBLIC SERVICE COMMISSION


CASE 01-E-0011 -  Joint Petition of Niagara Mohawk Power Corporation, New York
                  State Electric & Gas Corporation, Rochester Gas and Electric Corporation, Central Hudson Gas & Electric Corporation, Constellation Nuclear, LLC and Nine Mile Point Nuclear Station, LLC for Authority under Public Service Law Section 70 to Transfer Certain Generating and Related Assets and for Related Approvals.


                               JOINT PROPOSAL TO
                   NEW YORK STATE PUBLIC SERVICE COMMISSION


                                    Between

                    Rochester Gas and Electric Corporation

                                      and

               New York State Department of Public Service Staff



August 7, 2001

          JOINT PROPOSAL TO NEW YORK STATE PUBLIC SERVICE COMMISSION

Background:

     On July 12, 1999, Niagara Mohawk Power Corporation ("Niagara Mohawk") and New York State Electric & Gas Corporation ("NYSEG") filed Petitions under
Section 70 of the Public Service Law with the New York Public Service Commission ("Commission") to transfer their respective interests in Nine Mile Point Units 1 and 2 (respectively, "NMP-1" and "NMP-2"; collectively, the "Units") to AmerGen Energy Company, LLC./1/ By Order issued April 25, 2000 in that proceeding, the Commission allowed the Niagara Mohawk and NYSEG Petitions to be withdrawn and stated that "the sale by the utilities of their [nuclear] generating facilities at current market values would constitute appropriate mitigation of their stranded costs...."/2/ As described in the Joint Petition to Transfer Certain
Generating and Related Assets and for Related Approvals (hereinafter "Joint Petition"),/3/ Rochester Gas and Electric Corporation ("RG&E"), Central Hudson Gas & Electric Corporation ("Central Hudson"), Niagara Mohawk and NYSEG (collectively, the "Sellers") jointly engaged in a competitive auction process to sell the Units. Constellation Nuclear, LLC ("Constellation") was selected as the winning bidder and Constellation and the Sellers entered into an Asset Purchase Agreement for NMP-2 (the "APA") and Constellation and Niagara Mohawk entered into an Asset Purchase Agreement for NMP-1.


The Joint Proposal:

This Joint Proposal to the Commission is entered into by and among RG&E and New York State Department of Public Service Staff ("DPS Staff") (collectively, the "Settling Parties"). The Settling Parties agree that the terms set forth in this Joint Proposal will finally and irrevocably settle and resolve any and all matters relating to the sale of NMP-2 and the recovery by RG&E of costs associated with NMP-2 known at this time, provided, however, that nothing herein shall limit the right of DPS Staff to audit final transaction costs and reconciling adjustments following the closing of the sale of NMP-2 to Constellation (the "Closing"). The matters resolved include all issues related to the transfer by RG&E of its interest in the NMP-2 and certain rate and accounting issues related to NMP-2, including but not limited to: the competitive auction process resulting in the selection of Constellation; operating practices; budgets; expenses (capital or non-capital); inventory, including materials and supplies inventory; the amount of RG&E's current revenue requirements associated with NMP-2; the forecast of capacity and energy for NMP-2 associated with RG&E's purchase of electricity from Constellation and replacement power costs; transaction costs relating to the sale of NMP-2 to Constellation and to RG&E's participation in other efforts to transfer
__________________________

/1/  Cases 99-E-0933, et al., Joint Petition of Niagara Mohawk Power
                      -- --   --------------------------------------
     Corporation, New York State Electric & Gas Corporation and AmerGen Energy
     -------------------------------------------------------------------------
     Company, L.L.C. for Authority Under Public Service Law Section 70 to
     --------------------------------------------------------------------
     Transfer Certain Generating and Related Assets and for Related Approvals.
     ------------------------------------------------------------------------
/2/  Cases 99-E-0933, et al., supra, Order Allowing Petitions to be Withdrawn
                      -- --   -----
     (issued April 25, 2000), p. 7 (the "April 25 Order").

/3/  Case 01-E-0011, Joint Petition of Niagara Mohawk Power Corporation, New
                     -------------------------------------------------------
     York State Electric & Gas Corporation, Rochester Gas and Electric
     -----------------------------------------------------------------
     Corporation, Central Hudson Gas & Electric Corporation, Constellation
     ---------------------------------------------------------------------
     Nuclear, LLC and Nine Mile Point Nuclear Station, LLC for Authority Under
     -------------------------------------------------------------------------
     Public Service Law Section 70 to Transfer Certain Generating and Related
     ------------------------------------------------------------------------
     Assets and for Related Approvals, Joint Petition to Transfer Certain
     --------------------------------
     Generating and Related Assets and for Related Approvals (filed January 31,
     2001) (the "Joint Petition").

operations of NMP-2, including participation in Case 99-E-0933, the exercise of RG&E's right of first refusal and the related development of the Advantage New York proposal; pension and OPEB curtailments; the treatment of any investment tax credits related to NMP-2; the treatment of excess deferred Federal Income Taxes protected under Section 203(e) of the Tax Reform Act of 1986 related to NMP-2; the rate treatment associated with the Exit Agreement between RG&E and Niagara Mohawk dated June 8, 1998 ("Exit Agreement"), including any settlement or judicial determination pertaining thereto; RG&E's responsibility for any past or future decommissioning costs associated with NMP-2; the value of NMP-2; ratepayer benefits from NMP-2; treatment of certain unquantified costs and benefits realized after the Closing (e.g., Nuclear Electric Insurance Limited
                                     ---
("NEIL")); the methodology to determine the amount and recovery of a regulatory asset to be established at Closing; and certain issues related to the regulatory asset, including the rate of return on the regulatory asset and the risk associated with the regulatory asset relative to RG&E's continued ownership of NMP-2.

     The Settling Parties agree that this Joint Proposal is not intended to be, and shall not be used or construed as, an admission of or acquiescence in any fact, circumstance or liability, but rather is an overall compromise of the issues related to NMP-2 and the sale thereof. The Settling Parties further agree that this Joint Proposal shall have no precedential value with respect to other companies or other generating facilities owned by RG&E and is limited to the terms set forth herein.

     Subject to the terms set forth herein, the Settling Parties agree that RG&E's sale of its interest in NMP-2 pursuant to the APA, as described in the Joint Petition and its Attachments, is prudent and in the public interest. The Settling Parties also agree that the prices, terms and conditions contained in the Power Purchase Agreement ("PPA") are reasonable and the provisions of the Revenue Sharing Agreement ("RSA") are prudent. The Settling Parties further agree that RG&E's participation in the Co-Tenant Agreement (as amended by the First Amendment dated September 28, 2000), the Selling Co-Tenant Agreement (as amended by the First Amendment dated September 28, 2000 and including any amendment related to the re-allocation of purchase price associated with decommissioning funds transfer), the Property Tax Memorandum of Understanding ("MOU") and the resolution of issues in those agreements is reasonable, prudent and in the public interest. In addition, the Settling Parties agree that the Transmission Agreement for Purchase and Sale (the "TAPA") for Niagara Mohawk's purchase of the transmission interests of RG&E is reasonable, prudent and in the public interest.

     The Settling Parties agree that, except as set forth below, the accounting and rate making methodology associated with the sale of NMP-2 will be in the manner set forth in (1) the Direct Testimony of Joseph J. Syta filed on January 31, 2001 as an Exhibit to the Joint Petition, (2) the Supplemental Direct Testimony of Joseph J. Syta filed on April 13, 2001 and (3) the Joint Affidavit of James J. Fletcher and Joseph J. Syta filed on January 31, 2001 filed as an Exhibit to the Joint Petition (collectively, the "Syta Testimony"). The Syta Testimony is attached hereto as Appendix A and incorporated by reference herein.

     The Settling Parties agree that this Joint Proposal was developed, negotiated and executed pursuant to and in compliance with the Commission's Settlement Guidelines./4/


I.   Establishment of NMP-2 Regulatory Asset:

     Upon the Closing, a regulatory asset will be established as a deferred debit account using the balances at the time of the Closing of the components shown in Appendix B. The amounts shown on Appendix B totaling $329.5 million were estimated based on a July 1, 2001 Closing date. This balance will immediately be reduced by a total of $20.0 million on a before-tax basis, below the line./5/ This reduction/write-off will not be includable in RG&E's calculation of regulatory earnings under its rate plan approved by the Commission in Case 96-E-0898./6/ Further, the amounts set forth in Appendix B are subject to the adjustments described herein and in the Syta Testimony and are subject to audit by DPS Staff. The resulting balance will be the regulatory asset recorded by RG&E for its unrecovered investment in NMP-2 (the "NMP-2 Regulatory Asset").


II.  Amortization of NMP-2 Regulatory Asset for Interim Period:

     The period of time from the Closing until the implementation of a Commission order approving a new RG&E electric rate plan shall be the "Interim Period." During the Interim Period, RG&E shall maintain a separate NMP-2 Regulatory Asset deferred debit sub-account (the "NMP-2 Sub-account") to record the amortization of, and variations and adjustments to the NMP-2 Regulatory Asset that occur during the Interim Period. The NMP-2 Sub-account shall include the following items:

     a. An annualized pre-tax amortization amount of $30.0 million shall be subtracted from the NMP-2 Sub-account. This amortization will be recorded on RG&E's books and records on a monthly basis. The amount recorded for the Interim Period will be at a rate of $82,191.78 per day. This amortization amount generally reflects the difference between the NMP-2 related revenue requirements reflected in RG&E's then-current rates during the twelve months from July 1, 2001 to June 30, 2002 and the anticipated post-sale NMP-2 related operating costs and rate of return on the NMP-2 Regulatory Asset. This annual amortization amount is includable as an expense in RG&E's calculation of its regulatory earnings under its rate plan approved in Opinion No. 98-1. If payments under the Exit Agreement between Niagara Mohawk and RG&E continue beyond the Closing, the

_________________________________

/4/  Case 90-M-0255, Proceeding on Motion of the Commission Concerning its
                     -----------------------------------------------------
     Procedures for Settlement and Stipulation Agreements, Opinion, Order and
     ----------------------------------------------------
     Resolution Adopting Procedures and Guidelines, Opinion No.92-2 (issued March 24, 1992) (codified at 16 NYCRR (S) 3.9).

/5/ The Settling Parties agree that amounts affecting income below the line pursuant to this Joint Proposal shall not be includable in RG&E's calculation of regulatory earnings under its rate plan approved in Opinion No. 98-1.

/6/  Case 96-E-0898, Rochester Gas and Electric Corporation's Plans for Electric
                     -----------------------------------------------------------
     Rate/Restructuring Pursuant to Opinion No. 96-12, Order Adopting Terms of
     ------------------------------------------------
     Settlement Subject to Conditions and Changes (issued November 26, 1997); Case 96-E-0898, supra, Opinion and Order Adopting Terms of Settlement
                     -----
     Subject to Conditions and Changes, Opinion No. 98-1 (issued January 14,
     1998).

amortization amount of $30.0 million shall be reduced to $23.0 million, then increased for any transmission congestion contract revenues associated with the Exit Agreement received by RG&E. If there is a settlement of the pending dispute between RG&E and Niagara Mohawk related to the Exit Agreement during the Interim Period that causes RG&E to pay an amount other than $7.0 million annually, the $30.0 million amortization amount will be adjusted accordingly.


     b. The amortization described in paragraph (a) above, shall be adjusted monthly for Negative PPA Adjustments and Positive PPA Adjustments for the Interim Period as set forth in Section IV.F. of this Joint Proposal.

     c. Final Closing adjustments associated with the sale of NMP-2 shall also be added to or subtracted from the NMP-2 Sub-account at the time the cash associated with the final Closing adjustments is received or paid, or the accounting entry is made. A report showing all final Closing adjustments will be filed with the Commission within the time period specified by the Commission after the Closing is complete. This report will include a revised Appendix B to incorporate actual results and will include all supporting workpapers.

     d. A pre-tax rate of return equal to 11.5% will be applied to the cumulative balance associated with paragraphs (b) and (c) of this Section II and paragraphs (A), (B), (C), (E), (H), (I), (K) and (M) of Section IV in the NMP-2 Sub-account, whether positive or negative, and shall be accumulated monthly during the Interim Period.

     e. RG&E shall estimate the cumulative balance in the NMP-2 Sub-account that will exist at the end of the Interim Period and shall reflect that estimate in the determination of the NMP-2 Regulatory Asset that shall be carried forward and amortized in RG&E's electric rate plan implemented following the conclusion of the Interim Period. The NMP-2 Regulatory Asset recovery established in that rate plan shall be subject to the adjustments established in Sections II and IV of this Joint Proposal.


III. Rate of Return:

     The allowed rate of return on the NMP-2 Regulatory Asset created as a result of the sale of NMP-2 will be the same as the allowed rate of return the Commission properly determines to be just and reasonable for the RG&E's overall electric utility business. Following the conclusion of the Interim Period, RG&E shall be allowed the opportunity to earn a rate of return on the NMP-2 Regulatory Asset at a level equal to that for RG&E's overall electric utility business. As to the Settling Parties, in any future proceeding addressing RG&E's allowed rate of return on its electric utility business, any argument or evidence as to RG&E's overall allowed rate of return shall be permitted except argument or evidence that seeks to show that the allowed rate of return on the NMP-2 Regulatory Asset should be different from that on the overall allowed rate of return established for the remainder of its electric utility business.

IV.  Accounting and Ratemaking Treatment:

A.   Purchase Price
     --------------

     Article III of the NMP-2 APA sets forth the purchase price and identifies or describes possible purchase price adjustments. In accordance with the terms of the APA, both the actual purchase price for NMP-2 and the adjustments thereto will change depending on the Closing date. These changes and adjustments are anticipated and consistent with the terms of this Joint Proposal. The analysis underlying this Joint Proposal was based upon an estimated July 1, 2001 Closing date and estimates of certain adjustments to the purchase price using available information. The amount of the NMP-2 Regulatory Asset related to RG&E's recovery of its remaining costs of NMP-2 or any other calculation related to the sale of NMP-2 will be based upon the actual purchase price including adjustments. In addition, the amount of the NMP-2 Regulatory Asset will change based on factors described herein and in the Syta Testimony and include, but are not limited to, changes in book value, transaction costs and the number of employees who transfer to Constellation.

     Any differences between the actual NMP-2 Regulatory Asset created at the Closing and the estimated amount shown on Appendix B will be adjusted pursuant to Section II of this Joint Proposal. To the extent that any adjustments to the purchase price take place after the NMP-2 Regulatory Asset has been fully amortized, the methodology pursuant to which such adjustment will be flowed through to RG&E's customers will be determined in RG&E's then-current electric rate plan. The procedure for reflecting such adjustments during the period in which the NMP-2 Regulatory Asset is being amortized (i.e., both during the Interim Period and thereafter) is referred to herein as the "Adjustment Methodology." /7/

B.   Interest on Purchase Price
     --------------------------

     The NMP-2 APA provides for the purchase price to be paid 50% in cash at Closing with the balance due in annual installments which include interest. In calculating the NMP-2 Regulatory Asset, the entire principal amount of the proceeds will be used as an offset against the book basis as of the date of the sale even though only 50% of it will be received as cash. The return on the NMP-2 Regulatory Asset will be correspondingly reduced, which benefits customers. RG&E in turn shall be permitted to retain and credit to income, below the line, all interest payments from Constellation associated with the payment of the other 50%, and any benefits associated with any prepayment of the note by Constellation.

C.  Nuclear Insurance
    -----------------

     All future distributions by NEIL to RG&E associated with RG&E's NMP-2 ownership will be flowed through to customers net of any incremental post-Closing insurance premiums paid by RG&E to NEIL to ensure RG&E's eligibility to access future NMP-2 related NEIL distributions. If, at any point in time, through the demutualization of NEIL or otherwise, the Policyholder Record Amount (as that term is defined in the NEIL By-Laws) associated with RG&E's ownership interest in NMP-2 becomes accessible to or convertible

___________________________________
/7/ The Settling Parties agree that the pass through of any costs, expenses, credits or benefits under this paragraph (A) and the other provisions of this Joint Proposal shall be addressed in a future electric rate case in a manner consistent with the terms of this Joint Proposal.

by RG&E into an asset, that amount will be flowed through to customers net of any costs or expenses incurred to access or convert such amount. To the extent there is any remaining unamortized NMP-2 Regulatory Asset at the time of a NMP-2-related NEIL distribution or at the time any NMP-2 NEIL asset is realized, the net amount flowed through to customers will be applied first to reduce the unamortized NMP-2 Regulatory Asset and thereafter will be reflected in rates using the Adjustment Methodology. To the extent that future distributions by NEIL to RG&E are not segregated into NMP-2 and Ginna amounts, the following formula will apply in determining the portion of the distribution to be considered NMP-2: the NMP-2 portion of the Policy Record Amount as of the Closing divided by the then-current total Policyholder Record Amount multiplied by any total distribution amount. Any NMP-2-related NEIL distributions received during the Interim Period are not includable in RG&E's calculation of regulatory earnings under its rate plan approved in Opinion No. 98-1.

     To the extent economically justified, post-Closing insurance premiums paid by RG&E to NEIL to ensure RG&E's eligibility to access future NMP-2-related NEIL distributions are prudent.

     Any retrospective adjustment or call on premiums for nuclear policies related to NMP-2 held by RG&E or Niagara Mohawk pre-Closing, to which RG&E may be required to contribute will be fully recoverable by RG&E from customers through an addition to the NMP-2 Regulatory Asset balance and thereafter will be reflected in rates using the Adjustment Methodology.

D.   Spent Fuel Obligations and Retained Litigation
     ----------------------------------------------

     The NMP-2 APA provides that RG&E will remain liable to the Department of Energy ("DOE") for its proportionate share of all spent nuclear fuel fees for which RG&E is obligated to pay prior to the Closing. RG&E will also continue to pay annually its proportionate ownership share of all DOE decontamination and decommissioning fees relating to nuclear fuel purchased and consumed at NMP-2 prior to the Closing. Those annual payments are scheduled to terminate in 2007. The annual payments and any costs and expenses incurred for the retained spent nuclear fuel obligations will be recovered from customers using the Adjustment Methodology.

     To the extent that RG&E has retained any rights to pursue certain claims related to NMP-2 after the Closing, any proceeds of such litigation related to such claims, net of reasonable costs or expenses incurred in such litigation, will be flowed through to customers using the Adjustment Methodology. Whether to pursue litigation of any claim will be the judgment of RG&E, with input from DPS Staff.


E.   Curtailment Amounts
     -------------------

     As a result of the sale of NMP-2, Niagara Mohawk must calculate a curtailment and/or settlement amount as required by SFAS No. 88 and SFAS No.
106. The Co-Tenant Agreement provides that any curtailment/settlement gains or losses associated with the sale will be calculated on an employee-by-employee basis and shared among the Co-Tenants in accordance with the Co-Tenants' proportionate ownership shares. The Co-Tenant Agreement further provides that curtailment gains for 1999 shall be recalculated. The curtailment/settlement gain/loss shall be calculated in accordance with GAAP. The gross curtailment/settlement amount for RG&E (i.e., the curtailment/settlement amount before adjusting for the 1999 curtailment recalculations) resulting from this sale shall be flowed through to customers. The curtailment amount will be used to reduce/increase the NMP-2 Regulatory Asset or otherwise be reflected in electric rates using the Adjustment Methodology. Any amounts owed to Niagara Mohawk under the Co-Tenant Agreement resulting from the recalculation of the 1999 Curtailment Gains shall be reflected as a current expense on RG&E's books.

F.   Power Purchase Agreement and Replacement Power Costs
     ----------------------------------------------------

     RG&E has entered into a unit-contingent PPA with Constellation. Pursuant to this agreement Constellation will provide, and RG&E will accept, installed capacity ("ICAP") and energy equal to fourteen percent (14%) times ninety percent (90%), or twelve and six-tenths percent (12.6%), of the Dependable Maximum Net Capability ("DMNC") and Day-Ahead Market ("DAM") Scheduled Net Electric Output or Net Electric Output of NMP-2 respectively, whichever alternative is selected by RG&E under the PPA.

     The annualized amortization amount of $30.0 million described in Section II.a above is based on post-closing replacement power costs associated with a NMP-2 DMNC of 1,148 megawatts, seventy nine and one-tenths percent (79.1%) annual capacity factor, and annual, average PPA and market prices of $35.70 per megawatt hour. The target monthly replacement power quantities and costs, based on these values, are shown in Appendix C.

     The monthly amortization amount shall be adjusted for actual monthly replacement power costs (the "PPA Adjustment") during the Interim Period. The actual monthly replacement power cost shall be calculated as the sum of (i) the actual monthly payments to Constellation under the PPA for quantities of energy received up to the amounts shown in Appendix C, (ii) the actual monthly cost of purchasing, at market energy prices, quantities of energy equal to the difference, if any, between the amounts received from Constellation under the PPA and the amounts shown in Appendix C and (iii) the actual monthly cost of purchasing ICAP equal to fourteen percent (14%) times ten percent (10%), or one and four-tenths percent (1.4%) of the DMNC of NMP-2. The market energy price shall be the DAM locational based market price, published by the New York Independent System Operator ("NYISO"), paid to producers for energy at the NMP-2 Delivery Point, as defined in the NMP-2 Interconnection Agreement. The market capacity price shall be taken from the Obligation Procurement Period ICAP Strip Auction Results for the ROS region, as defined and published by the NYISO. If the NYISO changes its capacity market design, the Settling Parties agree to use good-faith efforts to modify this capacity cost methodology to conform to such changes.

     The monthly PPA Adjustment is the difference, positive or negative, between the target monthly replacement power cost and actual monthly replacement power cost. For the Interim Period, a positive PPA Adjustment increases, and a negative PPA Adjustment decreases, the monthly amount of the amortization of the NMP-2 Regulatory Asset and will be flowed through to customers using the Adjustment Methodology. An example monthly PPA Adjustment calculation is shown in Appendix D. Illustrative examples of such PPA Adjustments are shown in Appendix E.

G.   Revenue Sharing Agreement
     -------------------------

     RG&E and Constellation have entered into an RSA for NMP-2. Any benefits received by RG&E from the RSA will be provided to customers pursuant to the Adjustment Methodology. Under no circumstances will RG&E be held responsible or otherwise accountable if the RSA fails to produce benefits.

H.   Retained Liabilities and Assumed Liabilities and Obligations
     ------------------------------------------------------------

     The Settling Parties agree that it is and was reasonable and prudent for RG&E to retain in the sale to Constellation the liabilities specified in the APA. RG&E will be authorized to recover payments arising from its share of any liability and any reasonable costs and expenses associated with defending any claims using the Adjustment Methodology. Questions of prudence arising from or in connection with a payment on a retained liability may only be raised in connection with RG&E's acts or omissions that are not known as of the effective date of the Joint Proposal.

     There will be no flow through of costs, expenses, proceeds or liabilities incurred by Constellation after the Closing with respect to Assumed Liabilities and Obligations as specified in the APA; provided, however, that RG&E shall be entitled to recover all reasonable costs and expenses incurred by RG&E in defending against any claims or litigation arising out of such Assumed Liabilities and Obligations.

I.   Change to the TAPA
     ------------------

     The Settling Parties contemplate that the TAPA may be amended prior to the Closing to address the security to be provided by Niagara Mohawk for the purchase price to be paid for the transmission assets sold under the TAPA. RG&E shall be authorized to flow through all reasonable costs and benefits resulting from such change to the TAPA to its customers using the Adjustment Methodology.

J.   Accumulated Deferred Investment Tax Credits and
     -----------------------------------------------
     Excess Deferred Income Tax Balances
     -----------------------------------

     RG&E may recognize as income, below-the-line, any unamortized balance of Accumulated Deferred Investment Tax Credits ("ADITC") and Excess Deferred Federal Income Taxes ("EDFIT") associated with NMP-2 that exist at the time of the Closing. No issues regarding ADITC or EDFIT associated with NMP-2 may be relitigated in any future Commission proceedings.

K.   Exit Agreement
     --------------

     The Settling Parties agree that the dispute between RG&E and Niagara Mohawk related to the Exit Agreement does not need to be resolved prior to the Closing. However, the companies are encouraged to expeditiously resolve the dispute, whether through settlement or litigation. In the event RG&E incurs reasonable costs under the Exit Agreement or any amendments and/or settlement of issues related thereto, RG&E shall adjust the value of the NMP-2 Regulatory Asset correspondingly using the Adjustment Methodology. In light of this rate treatment, RG&E affirms that it will not delay or prevent the Closing until, or make the Closing contingent upon, the resolution of this dispute with Niagara Mohawk.

L.  Closing Date Adjustment
    -----------------------

    Since the Closing will occur after June 30, 2001, RG&E will continue depreciating the plant using its normal depreciation expense methodology, applied on a daily basis, and subject to audit by DPS Staff and will accrue decommissioning costs at a daily rate of $10,342 per day. The additional depreciation expense will serve to reduce the NMP-2 plant balances included in Appendix B and the additional decommissioning expense will serve either to increase the "Decommissioning overfunding purchase price adjustment" included in Appendix B or to increase in absolute terms the "Nuclear Decommissioning Internal Reserve" included in Appendix B.

M.  Additional Adjustments
    ----------------------

    RG&E shall adjust the value of the NMP-2 Regulatory Asset for any of the following NMP-2-related cost changes not attributable to RG&E's imprudence, that at this time either are unforeseen or cannot be estimated: the outcome of federal and state tax audits, a possible adverse determination concerning the deductibility of the amortization of the NMP-2 Regulatory Asset, or the treatment of the New York State tax loss on the NMP-2 transaction, under New York State tax laws; any adverse tax consequences and/or IRS rulings associated with the transfer of RG&E's decommissioning fund to Constellation or associated with any decommissioning fund sharing mechanism agreed to by Constellation and Staff in a separate Joint Proposal between those parties, including but not limited to reasonable costs incurred in connection with defending and resolving disputes, litigation or claims brought against RG&E other than by RG&E's shareholders arising out of such adverse tax consequences and/or IRS rulings; changes in DOE decommissioning and decontamination funding requirements; changes in environmental costs and regulations; any default on installment payments by Constellation that are not recovered from Constellation through litigation or otherwise; and any default on the payment of NMP-2 decommissioning costs that are ultimately paid by RG&E. Any such adjustments will be used to reduce/increase the NMP-2 Regulatory Asset or otherwise be reflected in electric rates using the Adjustment Methodology.

    Any other prudently incurred unforeseen or unanticipated NMP-2-related costs shall be recoverable upon submission to the Commission of a compliance filing detailing the nature of the cost and proposed rate treatment consistent with this Joint Proposal.


V.  Additional Provisions:

A.  Application of FAS-71
    ---------------------

    RG&E shall continue to apply FAS-71 to the NMP-2 Regulatory Asset.

B.  Settlement of RG&E Issues
    -------------------------

    1. This Joint Proposal represents a negotiated agreement and, except as otherwise expressly stated herein, none of the parties shall be deemed to have approved, agreed to, or consented to any principle, methodology or interpretation of law underlying or supposed to underlie any provision hereof, and this Joint Proposal shall not be cited or relied upon in any proceeding before the Commission or any other judicial or regulatory body with respect to any matters other than those specifically addressed herein.

     2. In particular and consistent with the foregoing, RG&E's participation and acceptance of this Joint Proposal does not represent, and cannot be interpreted to represent, any agreement or acknowledgment by RG&E that the risks associated with the NMP-2 Regulatory Asset created by the sale of NMP-2 are less than the risks associated with RG&E's on-going ownership of NMP-2 or that RG&E's capital structure would differ as a result of the creation of the NMP-2 Regulatory Asset.

     3. The Signatories agree that the Joint Proposal addresses and resolves all issues related to the mitigation of stranded costs and risk reduction raised by the Commission in its April 25, 2000 Order.

     4. The Settling Parties have negotiated and accepted this Joint Proposal in its entirety with each provision in consideration for, in support of, and dependent on the others. If this Joint Proposal is rejected by the Commission or approved with modifications unacceptable to any of the Settling Parties, any Settling Party may withdraw its acceptance of this Joint Proposal by serving written notice on the other parties and each reserves its rights to oppose any such alteration and pursue its position in this proceeding without prejudice.


C.   Suspension of Litigation/Reservation of Rights
     ----------------------------------------------

     Following the execution of this Joint Proposal, all litigation among the Settling Parties relating to any issues associated with the sale of RG&E's interest in NMP-2, including interlocutory appeals, shall be suspended until Commission action on the Joint Proposal. In the event that the Commission issues an order which rejects the Joint Proposal or approves the Joint Proposal subject to conditions or modifications that any of the Settling Parties finds unacceptable, any of the Settling Parties may withdraw its acceptance of this Joint Proposal by serving written notice on the other parties. Upon receipt of such written notice, the Settling Parties are permitted to pursue their litigation positions in this proceeding without prejudice.

VI.  Commission Approval

     The Settling Parties request that the Commission approve this Joint Proposal and find that:

     1. The Joint Proposal represents an equitable balancing of the interests of RG&E's customers and investors, and all stakeholders and constitutes a final and binding determination as to RG&E's ability to recover from its customers its net unrecovered investment in NMP-2 and related costs and the amount of such recovery.

     2. The ratemaking and accounting treatment set forth herein, including the principles pursuant to which later determinations will be made as to actual rates, are consistent with just and reasonable rates and are in the public interest.

     3. The APA and the associated agreements, including the PPA, RSA and TAPA, are reasonable, prudent and in the public interest.

     4. RG&E's participation in the Co-Tenant Agreement and in the Selling Co-Tenant Agreement is reasonable, prudent and in the public interest.

     5. The Property Tax Memorandum of Understanding did not adversely affect the purchase price of NMP-2.

     6.  The Joint Proposal is approved as in the public interest.


     Executed as of this 7th day of August, 2001.

                                        Rochester Gas and Electric Corporation

                                        By:       /s/ Paul C. Wilkens
                                            -----------------------------------


                               8/9/01   New York State Department of Public
                                        Service Staff

                                        By:     /s/ Francis M. Herbert
                                            -----------------------------------

                                  APPENDIX A


                            [Intentionally Omitted]

                                  APPENDIX B

                 RG&E'S ESTIMATE OF THE NMP-2 REGULATORY ASSET
                    (Assuming a July 1, 2001 Closing Date)

                                                          ($millions)
                                                          -----------
Plant and Fuel
 Plant - Generation                                           879.54
 Plant - Transmission                                           4.15
 Reserve - Generation                                        (525.00)
 Reserve - Transmission                                        (0.80)
 Construction Work in Progress                                  5.81
 Retirement Work In Progress                                    0.19
 Nuclear Fuel (net)                                             6.11
                                                          ----------
   Total Net Plant and Fuel                                   370.00

Materials and Supplies                                          6.69

Deferred Debits and Credits
 FAS 109 Regulatory Asset                                      34.36
 Prepaid Low Level Waste Disposal Costs (NYSERDA)               1.65
 Preliminary Survey & Investigation                             0.14
 Refueling Outage Accrual                                      (2.70)
 Nuclear Decommissioning Internal Reserve                      (2.39)
 LLRW Cost Reserve                                             (0.18)
                                                          ----------
   Total Deferred Debits and Credits                           30.88

Transaction Related Costs
 Gross Curtailment Gain/Loss*                                  (1.90)
 MATS Severance costs                                           0.47
 NMPC Employee Compensation Programs                            0.52
 Other Transaction Costs                                        8.00
                                                          ----------
   Total Transaction Related Costs                              7.09
                                                          ----------

Subtotal Investments and Costs                                414.66

Net Proceeds:
 Initial Purchase Price from Constellation                     99.20
 Decommissioning overfunding purchase price adjustment          3.98
 NMPC purchase of Transmission assets                           1.89
 Capital Gains tax due                                        (20.12)
                                                          ----------
   Total Net Proceeds                                          84.95
                                                          ----------

Estimated Regulatory Asset (pre-variable items)               329.71
Plus or Minus Variable Items                                       x
Estimated Regulatory Asset                                    329.71  +/- x
                                                          ==========

_____________________
* The gross curtailment gain/loss does not include any adjustment for the 1999 curtailment recalculation.

--------------------------------------------------------------------------------

                                  APPENDIX C

                       TARGET MONTHLY REPLACEMENT POWER

--------------------------------------------------------------------------------

        Month                Quantity (GWh)              Cost ($ million)
--------------------------------------------------------------------------------

       Jul-01                    107.9                        $ 5.325
       Aug-01                    107.9                        $ 5.550
       Sep-01                    104.4                        $ 4.199
       Oct-01                    107.9                        $ 3.011
       Nov-01                    104.4                        $ 2.880
       Dec-01                    107.9                        $ 3.452
       Jan-02                    107.9                        $ 3.536
       Feb-02                     97.4                        $ 3.202
       Mar-02                     27.8                        $ 0.787
       Apr-02                     27.8                        $ 0.799
       May-02                    107.9                        $ 4.027
       Jun-02                    104.4                        $ 4.275
--------------------------------------------------------------------------------

                  Total         1113.6                        $41.043

                                  APPENDIX D

                  EXAMPLE MONTHLY PPA ADJUSTMENT CALCULATION

    Month = October 2001

    Assumed Actual Market Price = $23.94 per MWh ($2.00 per Kw-month Market Capacity Price, $21.25 per MWh Market Energy Price)


    Target Replacement Power Quantity = 107.9 GWh (see Appendix C, Joint Proposal)

    Target Replacement Power Cost = $3.011 million (see Appendix C, Joint Proposal)


    PPA Purchases from Constellation = 90.0% x Net Electric Output = 0.90 x 95.4 = 85.9 GWh

    Market Energy Purchases = Target Replacement Power Quantity - Net Electric Output = 107.9 - 85.9 = 22.0 GWh


    Actual Replacement Power Cost = Constellation PPA Payments + Market Energy Cost + Market Capacity Cost

    Constellation PPA Payments = $2.390 million (from monthly NYISO Statement)

    Market Energy Cost = Market Energy Price x Market Energy Purchases = ($21.25 x 22.0) / 1000 = $0.468 million

    Market Capacity Cost = Market Capacity Price x 10.0% x 14.0% x DMNC = ($2.00 x 0.10 x 0.14 x 1148) / 1000 = $0.032 million

    Actual Replacement Power Cost = $2.390 + 0.468 + 0.032 = $2.890 million


    PPA Adjustment = Target Replacement Power Cost - Actual Replacement Power Cost = $3.011 - 2.890 = $0.121 million

                                  APPENDIX E

                     EXAMPLES OF MONTHLY PPA ADJUSTMENTS/1/

------------------------------------------------------------------------------------------------------------------------------------

                Monthly                                                   Monthly Capacity Factor


                                          ------------------------------------------------------------------------------------------

              Market Price/2/                           79.8%                               90.2%                       96.6%

------------------------------------------------------------------------------------------------------------------------------------

                $23.94                             $ 121,000                           $  48,000                   $   3,000

                $28.38                             $  24,000                           $       0                    ($15,000)

                $31.73                              ($50,000)                           ($36,000)                   ($28,000)


------------------------------------------------------------------------------------------------------------------------------------

    /1/ PPA Adjustment = Target Purchased Power Cost - Actual Purchased Power
        Cost; examples based on October 2001.

    /2/ Total market price, including energy and capacity, in $ per MWh; assumes
        $2.00 per Kw-month capacity price in all cases; Market Energy Price and Market Capacity Price are defined in Paragraph 4.3, Revenue Sharing Agreement, where the "auction price" shall be taken from the NYISO Capability Period ICAP Strip Auction Results